As filed with the Securities and Exchange Commission on March 27, 2024

Registration No. 333-272481

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272481

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-3187857
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 W Walnut St., Suite A-4,
Pasadena, CA	91124
(Address of Principal Executive Offices)	(Zip Code)

Near Intelligence, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

John Faieta

Chief Financial Officer

Near Intelligence, Inc.

100 W Walnut St., Suite A-4

Pasadena, CA 91124

(Name and address of agent for service)

(628) 889-7680

(Telephone number, including area code, of agent for service)

Copies to:

Thomas Mark, Esq.

Erin Kinney, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Tel: (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statement on Form S-8 filed by Near Intelligence, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-8 (No. 333-272481), filed with the SEC on June 7, 2023.

On March 27, 2024 (the “Effective Date”), the Further Modified Third Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation of Near Intelligence, Inc. and its debtor affiliates, dated March 13, 2024, under chapter 11 of Title 11 of the United States Code (the “Plan”), as confirmed by the United States Bankruptcy Court for the District of Delaware on March 15, 2024, became effective. Pursuant to the Plan, on the Effective Date, all outstanding securities of the Company, including shares of the Company’s common stock and shares issuable pursuant to equity-based awards and grants, were extinguished and cancelled. Accordingly, the Company is filing this Amendment to remove from registration all securities of the Company registered pursuant to the Registration Statements that remained unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-8 and has duly caused this Post-Effective Amendment No.1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on March 27, 2024. No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

NEAR INTELLIGENCE, INC.

/s/ John Faieta
Name:	John Faieta
Title:	Authorized Signatory